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           [LETTERHEAD OF BAXTER FENTRISS AND COMPANY APPEARS HERE]



March 28, 1996



Mr. R. Larry Campbell
Chief Executive Officer
Richmond Savings Bank, SSB
115 S. Lawrence
Rockingham, NC 28379-3649

Dear Mr. Campbell:

Baxter Fentriss and Company ("Baxter Fentriss") proposes to act as appraiser to Richmond Savings Bank, SSB of Rockingham, North Carolina ("Richmond Savings") in connection with its possible conversion from mutual to stock form of organization. In this connection, Baxter Fentriss and Richmond Savings agree to the following terms and conditions:

1.   Appointment as Financial Advisor.  In the event Richmond Savings shall, on
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     or before July 1, 1996, adopt a plan of conversion contemplating a conversion to the stock form of ownership. Richmond Savings appoints Baxter Fentriss as its appraiser with respect to such conversion from mutual stock form of organization.

2.   Duties:  Baxter Fentriss will (a) prepare a business plan for Richmond
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     Savings with respect to the conversion based on discussions with management and the board and its due diligence review of the institution; (b) prepare an appraisal of Richmond Savings; (c) prepare any required appraisal updates through the conversion process; (d) performs such other services as are necessary or required of the appraiser in connection with comments from regulatory authorities; and (e) meet with the board of directors of Richmond Savings to discuss and review the business plan and the appraisal.

3.   Accuracy of Information.  Richmond Savings is responsible for all
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     information and representations concerning its financial condition which may be provided to Baxter Fentriss. Richmond Savings shall provide Baxter Fentriss all information and other materials reasonably requested by Baxter Fentriss in connection with the business plan and appraisal to assure compliance with applicable federal, state, securities and similar laws or otherwise reasonably requested by Baxter Fentriss to carry out its responsibilities.
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4.   Confidentiality.  Richmond Savings and Baxter Fentriss recognize an
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     obligation to keep confidential all information and other work product provided by each to the other and shall not, without prior written consent of the other, provide copies of such information to any other party.

5.   Fees and Expenses.
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     A.   Business Plan Fee.  Richmond Savings will pay Baxter Fentriss a
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          $10,000 fee for preparation of the business plan.

     B.   Appraisal Fee.  Richmond Savings will pay Baxter Fentriss a $15,000
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          fee for preparation of the appraisal and one update. If more than one appraisal update is requested there will be a fee of $2,500 for each additional update.

     C.   Expenses.  Baxter Fentriss will be reimbursed for all reasonable out-
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          of-pocket expenses it incurs in connection with acting as appraiser to
          Richmond Savings limited to $3,000 without prior written approval.

6.   Payment.  Upon execution of this agreement $5,000 of the appraisal fee will
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     be due and is non-refundable. The remaining $10,000 Business Plan and
     $10,000 Appraisal Fees will be due upon their completion. The first appraisal update will be completed upon request at no additional charge. In the event that Richmond Savings does not adopt a plan of conversion prior to the completion of the business plan and/or appraisal then Baxter Fentriss will be due a portion of their fee based on the percentage completion of the business plan and appraisal.

7.   Effective Date; Termination.  This agreement shall be effective upon
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     acceptance by you and will terminate upon completion of the stock conversion, unless extended by mutual agreement or canceled as hereinafter provided. Either party may cancel this agreement at any time on written notice except for conditions related to confidentiality, fees, expenses, and indemnification which cannot be terminated unless mutually agreed. This agreement shall be governed under the laws of the State of North Carolina.

Richmond Savings and Baxter Fentriss are not affiliated, and neither Richmond Savings nor Baxter Fentriss has an economic interest in, or are held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

If the foregoing is in accord with your understanding of our proposed relationship, please sign and return one copy of this letter and retain one copy for your files.
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Sincerely,

BAXTER FENTRISS AND COMPANY


By /s/ James E. Baxter
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Title President
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Accepted and agreed to as of April 9, 1996.

RICHMOND SAVINGS BANK, SSB


By /s/ R. Larry Campell
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Title President
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